EXHIBIT 10.1

FORM OF NATIONAL PENN BANCSHARES, INC.
CPP CLAWBACK AND PARACHUTE RESTRICTION AGREEMENT

               This CPP CLAWBACK AND PARACHUTE RESTRICTION AGREEMENT (this “Agreement”) is made and entered into as of December 10, 2008 by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation having its principal place of business in Boyertown, Pennsylvania (the “Company”), and ___________ (the “Executive”).

BACKGROUND

1.           Executive is currently employed as the _____________ of the Company.

2.           Executive currently has an Employment Agreement with the Company, dated ___________________ (as amended, the “Prior Agreement”).

3.           Company desires to participate in the U.S. Treasury Department’s (“Treasury”) Capital Purchase Program (the “Program”), established under the Emergency Economic Stabilization Act of 2008 (Pub.L. 110-343, Div. A, enacted October 3, 2008).

4.           As required to participate in the Program, Company must adopt the Treasury standards for executive compensation and corporate governance, for the period during which Treasury holds equity or debt securities of the Company issued under this Program (the “Participation Period”).

5.           Under the Program, Treasury’s standards apply to the senior executive officers (the “SEO’s”) of the Company as follows as defined under the Program.

AGREEMENT

NOW, THEREFORE, as required to participate in the Program, and in consideration of the mutual promises contained herein, and each intending to be legally bound, Executive and Company agree in its entirety as follows:

1.           Background.  The matters set forth in the “Background” section of this Agreement are incorporated by reference herein.

2.           Terms.  During the Participation Period:

(A)           Executive shall forfeit all payments that are payable as a result of an “Applicable Severance from Employment” (defined hereafter) that would not have been made absent such event, including amounts accelerated due to such event, that exceed three (3) times the Executive’s “Base Amount” (also defined hereafter).

“Base Amount” shall mean “base amount” as defined for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) as modified by the Final Interim Rules promulgated by the Treasury Department under the Program.

“Applicable Severance from Employment” shall mean the Executive’s severance from employment with the Company; (i) by reason of “Involuntary Termination of Employment” (defined hereafter) with the Company or with an entity that is treated as the same employer as the Company under the Code’s controlled group rules; or (ii) in connection with any bankruptcy filing, insolvency, or receivership of the Company or of an entity that is treated as the same employer as the Company under the Code’s controlled group rules.

“Involuntary Termination of Employment” shall mean a termination of employment that results from the Company’s independent exercise of unilateral authority to terminate services, other than due to Executive’s implicit or explicit request, where Executive was willing and able to continue performing services.  This may include: (i) Executive’s voluntary resignation under circumstances in which Executive knew that Company would have terminated his or her employment absent resignation, (ii) a failure by Company to renew an expiring employment contract, despite Executive’s willingness to continue to provide services on substantially similar terms, and (iii) Executive’s termination for good reason, as defined under a prior agreement due to a material negative change in the employment relationship with the Company.

(B)           Incentive Compensation Recovery.  Executive agrees that Executive shall repay to the Company any bonus and incentive compensation paid to Executive during the Participation Period, if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.  This repayment shall not be limited to a specific recovery period, material inaccuracies in financial reporting statements, or inaccuracies that result in accounting restatements.  The recovery encompasses all incentive compensation paid to Executive as a result any determination of achievement of a performance metric that is later determined to have been based on material inaccuracies related to financial reporting.

3.           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

4.           Termination of Agreement.  The Agreement shall automatically terminate and become null and void upon the expiration of the Participation Period.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

[EXECUTIVE]	NATIONAL PENN BANCSHARES, INC.

By:	By: